Intrepid Reports Fourth Quarter and Full Year 2021 Results

DENVER, CO --(GlobeNewswire - March 7, 2022) -- Intrepid Potash, Inc. (NYSE:IPI) ("Intrepid", the "Company", "we", "us", "our") today reports its financial results for the fourth quarter and full year of 2021.

Key Fourth Quarter and Full Year 2021 Takeaways
•Net income of $223.9 million and $249.8 million in the fourth quarter and full year 2021, respectively, which includes the release of $215.9 million of valuation allowance for deferred tax assets
•Adjusted net income(1) of $8.0 million and $21.8 million in the fourth quarter and full year 2021, respectively. Recorded $7.0 million of tax expense in the fourth quarter and full-year 2021 as a result of the release of the valuation allowance against the deferred tax assets
•Adjusted EBITDA(1) of $24.8 million for the fourth quarter, bringing full year adjusted EBITDA to $67.6 million
•Cash flow from operations of $19.6 million in the fourth quarter, increasing full year cash from operations to $79.1 million
•Cash on hand of approximately $60 million as of March 7, 2022
•Excited to announced a joint feasibility study alongside the New Mexico Water Consortium and the New Mexico Environment Department to evaluate the potential of using treated produced water from oil and gas operations as injectate for our HB solar solution mine
•Board of Directors approved a $35 million share repurchase program

Management Comment
"The fourth quarter was highlighted by solid cash flow and a significant increase in EBITDA compared to the prior period led by the strong commodity environment and rising fertilizer prices," said Bob Jornayvaz, Intrepid's Executive Chairman and CEO. "Pricing and demand strength have continued into the first quarter of 2022 and we expect another quarter of increasing realized prices. The fertilizer and agriculture market outlook remains very strong and we are poised to drive significant increases in bottom line-results in 2022."

Jornayvaz continued, "Oilfield activity remains strong in the Delaware Basin with water volumes and other oilfield services revenue increasing, although segment results have lagged due to increased water purchases and lease, contract labor, and rental expenses. We continue to see good demand for water across our South ranch and expect to benefit from activity closer to our infrastructure during 2022. We are also excited to announce a joint feasibility study alongside the New Mexico Water Consortium and the New Mexico Environment Department to evaluate the potential of using treated produced water from oil and gas operations as injectate for our HB mine. Recycling and treatment technology have improved considerably over the last few years and the potential to convert a waste stream into a sustainable source for producing potash is a unique opportunity for the basin and we look forward to the pilot project beginning as early as the third quarter of this year."

Share Repurchase Program
In February 2022, our Board of Directors approved a $35 million share repurchase program. We intend to remain focused on continued growth across our business segments and anticipate good cash flow generation in the coming quarters.
“The share repurchase program reflects our confidence in both our underlying business and our long-term potential," said Bob Jornayvaz. "Our strategy hasn't changed. We view this simply as another tool available to us to opportunistically return value to shareholders.”

Under the share repurchase program, the Company may repurchase shares from time to time in the open market or in privately negotiated transactions. The timing, volume and nature of share repurchases, if any, will be at the Company’s sole discretion and will be dependent on market conditions, liquidity, applicable securities laws, and other factors. The share repurchase program may be suspended or discontinued at any time.

HB Green Disposal Pilot Project

Intrepid is excited to announce a joint feasibility study with the New Mexico Produced Water Consortium, as technical consultant for the New Mexico Environment Department, to evaluate the opportunity to beneficially re-use produced water from oil and gas production in New Mexico’s Northern Delaware Basin as injectate for Intrepid’s HB solar solution mine.

The pilot project is meant to prove the concept that treatment of produced water can meet the constituent levels necessary to comply with the standards and requirements for injection into Intrepid’s HB Solar Solution Mine. Intrepid is uniquely able to provide this service at its HB Solar Solution Mine which currently utilizes naturally occurring salt brine and groundwater as permitted injectates.

The New Mexico Produced Water Consortium has already approved Intrepid’s submitted pilot proposal pursuant to and in compliance with the New Mexico Environment Department’s 2022 requirements for pilot testing. This high priority green pilot project is already preliminarily scheduled to begin testing as early as the third quarter of 2022. Intrepid is excited to cooperate with our public and private stakeholders in advancing the proposed environmentally friendly re-use of produced water. This project, if successful, will aid in conserving existing groundwater sources in addition to advancing and promoting Intrepid’s Environment, Social, and Governance (ESG) goals and values as well as the stated mission of the New Mexico Produced Water Consortium.

Consolidated Results
We recorded net income of $223.9 million, or $16.66 per diluted share in the fourth quarter of 2021, contributing to full year 2021 net income of $249.8 million, or $18.66 per diluted share. Net income for both periods benefited from the $215.9 million release of the valuation allowance for our deferred tax assets. We released the valuation allowance because our long-term projections of future taxable income indicates that most of our deferred tax assets will be realized in the future. As a result of the valuation allowance release, we recorded a tax benefit of $208.9 million in the fourth quarter and full year 2021. We recorded adjusted net income of $8.0 million, or $0.60 per diluted share in the fourth quarter of 2021, contributing to full year 2021 adjusted net income of $21.8 million, or $1.63 per diluted share(1). Since we no longer have a valuation allowance offsetting most our deferred tax assets, we utilized some of our deferred tax assets and recorded tax expense of $7.0 million, or $0.52 per diluted share, in both the fourth quarter and full year 2021.

Consolidated gross margin of $21.8 million and $55.8 million in the fourth quarter and full year 2021, respectively, was an increase compared to the same year-ago periods due primarily to increased net realized sales price per ton for our potash and Trio® products.

The Carlsbad, New Mexico area where our HB solar solution mining facility is located, received significant rainfall, well above the historical rainfall average during the summer of 2021. Additionally, humidity was higher than normal and temperatures were cooler than average during this period which reduced our pond production and our ability to extract brine. Due to the wet, humid weather and cooler temperatures, we had fewer harvestable tons of potash from our HB solution ponds. Accordingly, we recorded abnormal production costs of $2.4 million and $6.0 million in the fourth quarter and full year of 2021, respectively, and we may incur additional abnormal production costs in future periods. We did not incur any abnormal production costs in 2020.

Segment Highlights
Potash

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands, except per ton data)
Sales	$38,807	$27,556	$151,751	$108,060
Gross margin	$12,516	$3,847	$35,845	$11,551

Potash production volume (in tons)	86	106	287	308
Potash sales volume (in tons)	61	78	331	317

Average potash net realized sales price per ton(1)	$504	$248	$353	$250

Sales increased $11.2 million in the fourth quarter of 2021 driven by higher pricing, partially offset by reduced sales volumes. Sales volumes decreased due to reduced production from our mines and as we were selective in our sales in anticipation of a good spring season. Full year potash sales increased $43.7 million in the full year of 2021 due to improved net realized sales price per ton and higher byproduct sales. Byproduct sales improved in both periods due to increased magnesium chloride and water sales. Fourth quarter and full year average net realized sales price per ton increased as strong commodity pricing and tight-near-term inventory levels led to multiple price increases during 2021.

We recorded abnormal production costs of $2.4 million and $6.0 million in the fourth quarter and full year 2021, respectively, due to significant wet weather and reduced evaporation at our HB mine in the summer of 2021 which led to lower average ore grade and reduced product available to harvest.

Gross margin increased $8.7 million and $24.3 million in the fourth quarter and full year of 2021, respectively, compared to the same periods in 2020. Increases in both periods were primarily driven by higher average net realized sales prices for potash sales and increased byproducts sales.

Fourth quarter 2021 production decreased compared to the prior year as below average evaporation at our HB solar solution facility led to lower ore grades, reducing our daily production rates. Full year 2021 production decreased 7% compared to 2020 due to wet weather and reduced evaporation rates at our HB solar solution facility and significant wet weather at our Wendover facility in the summer of 2020 which resulted in fewer tons available to harvest in the spring of 2021.

Trio®

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands, except per ton data)
Sales	$24,612	$15,565	$96,058	$70,287
Gross margin (deficit)	$7,913	$(375)	$16,442	$(8,505)

Trio® production volume (in tons)	53	58	228	213
Trio® sales volume (in tons)	48	50	239	230

Average Trio® net realized sales price per ton(1)	$388	$188	$295	$195

Sales increased $9.0 million and $25.8 million in the fourth quarter and full year 2021, respectively, compared to the prior year periods as price increases announced throughout 2021 drove significantly higher net realized sales price per ton. Full year sales volume increased 4% compared to the prior year as we continued to sell more tons into the domestic market and remained very selective on export sales, which also improved our net realized sales prices.

Gross margin increased $8.3 million and $24.9 million in the fourth quarter and full year 2021, respectively, compared to the prior year, as higher net realized pricing per ton drove bottom line improvements. We recorded a lower of cost or net realized value inventory adjustment of $2.9 million for the full year 2020. We did not record any lower of cost or net realized value inventory adjustments in 2021.
Production volumes increased 7% for the full year of 2021 as we began operating increased shifts in the second half of 2021 in anticipation of robust domestic demand in early 2022.

Oilfield Solutions

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Sales	$8,479	$5,390	$22,770	$18,929
Gross margin	$1,420	$2,342	$3,477	$7,484

Sales increased $3.1 million and $3.8 million for the fourth quarter and full year of 2021, respectively, when compared to the same periods in 2020, as improvements in oilfield activity drove increased water, brine and other oilfield services sales.

Full-year cost of goods sold increased $7.8 million in 2021, compared to 2020, primarily due to water purchases, but also due to increased depreciation, rental, lease, and contract labor expense. Fourth quarter and full year 2021 gross margin decreased compared to 2020 as increased water sales were offset by higher costs, specifically the purchase of third party water to supplement the high-volume fracs on our South ranch.

Liquidity
Cash provided by operations was $19.6 million during the fourth quarter of 2021 and cash used for investing activities was $8.4 million during the fourth quarter of 2021. As of December 31, 2021, Intrepid had $36.5 million in cash and cash equivalents and $74.0 million available to borrow under its credit facility. Cash balance as of March 7 was approximately $60 million.

Notes
1 Adjusted net income, average net realized sales price per ton and adjusted EBITDA are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Tuesday, March 8, 2022 at 12:00 p.m. Eastern time (10:00 a.m. Mountain time) to discuss the results. A Q&A session will immediately follow the discussion of the results for the period. The call will also be streamed on the Intrepid website, intrepidpotash.com.

Live event participation details
Domestic dial-in number: 800-319-4610
International dial-in number: +1-631-891-4304

Replay information available until April 10, 2022
Conference ID #: 8527
Replay dial-in (Toll Free US & Canada): 800-319-6413
Replay dial-in (International): +1-631-883-6842

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of Intrepid's products and services;
•challenges and legal proceedings related to Intrepid's water rights;
•Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and Intrepid's ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•Intrepid's ability to prevail in outstanding legal proceedings against it;
•Intrepid's ability to comply with the terms of its revolving credit facility, including the underlying covenants, to avoid a default under the agreement;
•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;

•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•Intrepid's inability to fund necessary capital investments;
•the impact of the COVID-19 pandemic on Intrepid's business, operations, liquidity, financial condition, and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Chief Financial Officer
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Sales	$71,828	$48,442	$270,332	$196,954
Less:
Freight costs	7,786	8,736	37,892	37,135
Warehousing and handling costs	2,208	2,149	9,282	9,431
Cost of goods sold	37,606	31,743	161,421	135,843
Lower of cost or net realizable value inventory adjustments	—	—	—	4,015
Costs associated with abnormal production	2,379	—	5,973	—
Gross Margin	21,849	5,814	55,764	10,530

Selling and administrative	5,705	5,454	23,998	25,476
Accretion of asset retirement obligation	535	435	1,858	1,738
Litigation settlement	—	—	—	10,075
Loss (gain) on sale of assets	18	191	(2,542)	(4,250)
Other operating expense	564	241	178	735
Operating Income (Loss)	15,027	(507)	32,272	(23,244)

Other Income (Expense)
Interest expense, net	(42)	(412)	(1,468)	(4,289)
Other income	6	255	48	384
Gain on extinguishment of debt	—	—	10,113	—
Income (Loss) Before Income Taxes	14,991	(664)	40,965	(27,149)

Income Tax Benefit (Expense)	208,869	(47)	208,869	(5)
Net Income (Loss)	$223,860	$(711)	$249,834	$(27,154)

Weighted Average Shares Outstanding:
Basic	13,129,081	13,030,185	13,098,871	12,993,225
Diluted	13,440,708	13,030,185	13,391,362	12,993,225
Income (Loss) Per Share:
Basic	$17.05	$(0.05)	$19.07	$(2.09)
Diluted	$16.66	$(0.05)	$18.66	$(2.09)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2021 AND 2020
(In thousands, except share and per share amounts)

	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$36,452	$19,515
Accounts receivable:
Trade, net	35,409	22,516
Other receivables, net	989	1,856
Inventory, net	78,856	88,673
Other current assets	5,144	3,228
Total current assets	156,850	135,788

Property, plant, equipment, and mineral properties, net	341,117	355,497
Water rights	19,184	19,184
Long-term parts inventory, net	29,251	28,900
Other assets, net	11,418	10,819
Non-current deferred tax asset, net	209,075	—
Total Assets	$766,895	$550,188

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$9,068	$7,278
Income taxes payable	41	—
Accrued liabilities	22,938	12,701
Accrued employee compensation and benefits	6,805	4,422
Other current liabilities	34,571	32,816
Current portion of long-term debt	—	10,000
Total current liabilities	73,423	67,217

Advances on credit facility	—	29,817
Long-term debt, net	—	14,926
Asset retirement obligation	27,024	23,872
Operating lease liabilities	1,879	2,136
Other non-current liabilities	1,166	961
Total Liabilities	103,492	138,929

Commitments and Contingencies

Common stock, $0.001 par value; 40,000,000 shares authorized:
and 13,149,315 and 13,049,820 shares outstanding
at December 31, 2021, and 2020, respectively	13	13
Additional paid-in capital	659,147	656,837
Retained earnings (Accumulated deficit)	4,243	(245,591)
Total Stockholders' Equity	663,403	411,259
Total Liabilities and Stockholders' Equity	$766,895	$550,188

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$223,861	$(711)	$249,834	$(27,154)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	9,126	9,411	35,635	35,788
Amortization of intangible assets	81	81	322	322
Accretion of asset retirement obligation	535	435	1,858	1,738
Amortization of deferred financing costs	60	68	314	425
Stock-based compensation	723	840	3,012	3,821
Reserve for obsolescence	2,108	—	2,108	492
Allowance for doubtful accounts	—	(200)	—	75
Loss (Gain) on disposal of assets	18	191	(2,542)	(4,250)
Gain on extinguishment of debt	—	—	(10,113)	—
Lower of cost or net realizable value inventory adjustments	—	—	—	4,015
Other	—	—	—	(116)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(2,679)	955	(12,615)	1,158
Other receivables, net	2,461	719	589	(609)
Inventory, net	(4,320)	(3,391)	7,358	(291)
Other current assets	(826)	2,618	(1,974)	2,305
Deferred tax assets	(209,075)	—	(209,075)	—
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(1,798)	(1,740)	13,456	2,331
Income tax payable	2	—	42	(50)
Operating lease liabilities	(892)	(539)	(2,508)	(2,234)
Other liabilities	259	3,921	3,366	13,379
Net cash provided by operating activities	19,644	12,658	79,067	31,145

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(7,352)	(2,356)	(19,789)	(16,443)
Proceeds from sale of property, plant, equipment, and mineral properties	—	—	6,042	4,786
Long-term investment	(1,076)	—	(1,076)	(3,500)
Net cash used in investing activities	(8,428)	(2,356)	(14,823)	(15,157)

Cash Flows from Financing Activities:
Payments of financing lease	—	(74)	(1,258)	(74)
Repayment of long-term debt	—	—	(15,000)	(35,000)
Debt prepayment costs	—	—	(505)	(1,869)
Proceeds from loan under CARES Act	—	—	—	10,000
Proceeds from borrowings on credit facility	—	—	—	10,000
Repayments of borrowings on credit facility	—	—	(29,817)	—
Capitalized debt costs	—	—	—	(36)
Employee tax withholding paid for restricted shares upon vesting	(409)	(76)	(791)	(172)
Proceeds from exercise of stock options	8	108	89	108
Net cash used in financing activities	(401)	(42)	(47,282)	(17,043)

Net Change in Cash, Cash Equivalents, and Restricted Cash	10,815	10,260	16,962	(1,055)
Cash, Cash Equivalents, and Restricted Cash, beginning of period	26,331	9,924	20,184	21,239
Cash, Cash Equivalents, and Restricted Cash, end of period	$37,146	$20,184	$37,146	$20,184

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(In thousands)

	Three Months Ended December 31, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$33,211	$—	$—	$(70)	$33,141
Trio®	—	22,775	—	—	22,775
Water	110	1,547	6,086	—	7,743
Salt	3,004	290	—	—	3,294
Magnesium Chloride	2,018	—	—	—	2,018
Brines	464	—	394	—	858
Other	—	—	1,999		1,999
Total Revenue	$38,807	$24,612	$8,479	$(70)	$71,828

	Year Ended December 31, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$130,460	$—	$—	$(247)	$130,213
Trio®	—	91,125	—	—	91,125
Water	2,050	4,355	15,594	—	21,999
Salt	9,592	578	—	—	10,170
Magnesium Chloride	7,847	—	—	—	7,847
Brines	1,802	—	1,129	—	2,931
Other	—	—	6,047	—	6,047
Total Revenue	$151,751	$96,058	$22,770	$(247)	$270,332

	Three Months Ended December 31, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$22,558	$—	$—	$(69)	$22,489
Trio®	—	13,870	—	—	13,870
Water	296	1,481	3,974	—	5,751
Salt	2,311	214	—	—	2,525
Magnesium Chloride	2,017	—	—	—	2,017
Brines	374	—	141	—	515
Other	—	—	1,275	—	1,275
Total Revenue	$27,556	$15,565	$5,390	$(69)	$48,442

	Year Ended December 31, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$92,500	$—	$—	$(322)	$92,178
Trio®	—	65,344	—	—	65,344
Water	1,253	4,444	14,701	—	20,398
Salt	8,103	499	—	—	8,602
Magnesium Chloride	4,855	—	—	—	4,855
Brines	1,349	—	438	—	1,787
Other	—	—	3,790	—	3,790
Total Revenue	$108,060	$70,287	$18,929	$(322)	$196,954

Three Months Ended December 31, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$38,807	$24,612	$8,479	$(70)	$71,828
Less: Freight costs	3,717	4,139	—	(70)	7,786
Warehousing and handling costs	1,165	1,043	—	—	2,208
Cost of goods sold	19,030	11,517	7,059	—	37,606
Costs associated with abnormal production and other	2,379	—	—	—	2,379
Gross Margin	$12,516	$7,913	$1,420	$—	$21,849
Depreciation, depletion, and amortization incurred(2)	$6,933	$1,272	$790	$212	$9,207

Year Ended December 31, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$151,751	$96,058	$22,770	$(247)	$270,332
Less: Freight costs	17,483	20,656	—	(247)	37,892
Warehousing and handling costs	5,169	4,113	—	—	9,282
Cost of goods sold	87,281	54,847	19,293	—	161,421
Costs associated with abnormal production	5,973	—		—	5,973
Gross Margin	$35,845	$16,442	$3,477	$—	$55,764
Depreciation, depletion, and amortization incurred(2)	$26,828	$5,477	$2,996	$656	$35,957

Three Months Ended December 31, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$27,556	$15,565	$5,390	$(69)	$48,442
Less: Freight costs	4,324	4,481	—	(69)	8,736
Warehousing and handling costs	1,186	963	—	—	2,149
Cost of goods sold	18,199	10,496	3,048	—	31,743
Gross Margin (Deficit)	$3,847	$(375)	$2,342	$—	$5,814
Depreciation, depletion, and amortization incurred(2)	$7,051	$1,512	$718	$211	$9,492

Year Ended December 31, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$108,060	$70,287	$18,929	$(322)	$196,954
Less: Freight costs	17,026	20,431	—	(322)	37,135
Warehousing and handling costs	4,857	4,574	—	—	9,431
Cost of goods sold	73,496	50,902	11,445	—	135,843
Lower of cost or net realizable value inventory adjustments	1,130	2,885	—	—	4,015
Gross Margin (Deficit)	$11,551	$(8,505)	$7,484	$—	$10,530
Depreciation, depletion and, amortization incurred(2)	$26,536	$6,068	$2,663	$843	$36,110

(1) Segment sales include the sales of byproducts generated during the production of potash and Trio®.
(2) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation and depletion amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or net income (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Income (Loss)	$223,860	$(711)	$249,834	$(27,154)
Adjustments
Litigation settlement	—	—	—	10,075
Loss (gain) on sale of assets	18	191	(2,542)	(4,250)
Gain on extinguishment of debt	—	—	(10,113)	—
Make-whole payment(1)	—	—	505	1,869
Write-off of deferred financing fees(2)	—	—	60	128
Valuation allowance for deferred tax assets	(215,910)	—	(215,910)	—
Total adjustments	(215,892)	191	(228,000)	7,822
Adjusted Net Income (Loss)	$7,968	$(520)	$21,834	$(19,332)

Reconciliation of Net Income (Loss) per Share to Adjusted Net Income (Loss) per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Income (Loss) Per Diluted Share	$16.66	$(0.05)	$18.66	$(2.09)
Adjustments
Litigation settlement	—	—	—	0.78
Loss (gain) on sale of assets	—	0.01	(0.19)	(0.33)
Gain on extinguishment of debt	—	—	(0.76)	—
Make-whole payment(1)	—	—	0.04	0.14
Write-off of deferred financing fees(2)	—	—	—	0.01
Valuation allowance for deferred tax assets	(16.06)	—	(16.12)	—
Total adjustments	(16.06)	0.01	(17.03)	0.60
Adjusted Net Income (Loss) Per Diluted Share	$0.60	$(0.04)	$1.63	$(1.49)

(1) As a result of early repayments of its senior notes, Intrepid incurred make-whole payments, which are reflected on the income statement as interest expense.
(2) As a result of early repayments of principal on its senior notes, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. The write-offs of deferred financing fees are reflected in Intrepid's financial statements as interest expense.

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Potash and Trio® Net Realized Sales Price per Ton:

	Potash Segment
	Three Months Ended December 31,
	2021	2020
Total Segment Sales	$38,807	$27,556
Less: Segment byproduct sales	5,596	4,998
Potash freight costs	2,465	3,249
Subtotal	$30,746	$19,309

Divided by:
Potash tons sold (in thousands)	61	78
Average net realized sales price per ton	$504	$248

	Potash Segment
	2021	2020
Total Segment Sales	$151,751	$108,060
Less: Segment byproduct sales	21,291	15,560
Potash freight costs	13,639	13,270
Subtotal	$116,821	$79,230

Divided by:
Potash tons sold (in thousands)	331	317
Average net realized sales price per ton	$353	$250

	Trio® Segment
	Three Months Ended December 31,
	2021	2020
Total Segment Sales	$24,612	$15,565
Less: Segment byproduct sales	1,837	1,695
Trio® freight costs	4,139	4,481
Subtotal	$18,636	$9,389

Divided by:
Trio® tons sold (in thousands)	48	50
Average net realized sales price per ton	$388	$188

	Trio® Segment
	2021	2020
Total Segment Sales	$96,058	$70,287
Less: Segment byproduct sales	4,933	4,943
Trio® freight costs	20,656	20,416
Subtotal	$70,469	$44,928

Divided by:
Trio® tons sold (in thousands)	239	230
Average net realized sales price per ton	$295	$195

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.
Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net Income (Loss)	$223,860	$(711)	$249,834	$(27,154)
Adjustments
Gain on extinguishment of debt	—	—	(10,113)	—
Litigation settlement	—	—	—	10,075
Loss (gain) on sale of assets	18	191	(2,542)	(4,250)
Interest expense	42	412	1,468	4,289
Income tax (benefit) expense	(208,869)	47	(208,869)	5
Depreciation, depletion, and amortization	9,126	9,411	35,635	35,788
Amortization of intangible assets	81	81	322	322
Accretion of asset retirement obligation	535	435	1,858	1,738
Total adjustments	(199,067)	10,577	(182,241)	47,967
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$24,793	$9,866	$67,593	$20,813